Exhibit 16 – Auditor’s Letter

M&K CPAS, PLLC
13831 Northwest Freeway
Suite 575
Houston, Texas 77040

September 16, 2010

U.S. Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

Re:	Valiant Health Care, Inc.

Dear Sirs:

We were previously the principal auditors for Valiant Health Care, Inc. and we reviewed the financial statements of Valiant Health Care, Inc. for the periods as of and for the three months ended March 31, 2010 and the three and six months ended June 30, 2010.  We have read Valiant Health Care’s statements under Item 4.01 of its Form 8-K, dated September 16, 2010, and we agree with such statements.

For the most recent fiscal period through to September 16, 2010, there have been no disagreements between Valiant Health Care, Inc. and M&K CPAS, PLLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of M&K CPAS, PLLC would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ M&K CPAS, PLLC
Houston, Texas